                                                                     Exhibit 2.1

================================================================================



                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                    among:

                     Terayon Communication Systems, Inc.,
                            a Delaware corporation;

                           Cherry Acquisition Corp.,
                           a California corporation;

                                      and

                              Imedia Corporation,
                           a California corporation;

                          ___________________________

                           Dated as of July 15, 1999
                          ___________________________



===============================================================================

                               Table Of Contents

                                                                                                        Page
Section 1.    Description of Transaction...............................................................    1

      1.1     Merger of Merger Sub into the Company....................................................    1

      1.2     Effect of the Merger.....................................................................    1

      1.3     Closing; Effective Time..................................................................    1

      1.4     Articles of Incorporation and Bylaws; Directors and Officers.............................    2

      1.5     Conversion of Shares.....................................................................    2

      1.6     Payment of Shares........................................................................    5

      1.7     Stock Options, Warrants, Other Convertible Instruments and the Terayon
              Promissory Note..........................................................................    6

      1.8     Closing of the Company's Transfer Books..................................................    9

      1.9     Exchange of Certificates.................................................................   10

     1.10     Dissenting Shares........................................................................   11

     1.11     Tax Consequences.........................................................................   11

     1.12     Accounting Treatment.....................................................................   12

     1.13     Further Action...........................................................................   12

Section 2.    Representations and Warranties of the Company............................................   12

      2.1     Due Organization; No Subsidiaries; Etc...................................................   12

      2.2     Articles of Incorporation and Bylaws; Records............................................   13

      2.3     Capitalization, Etc......................................................................   13

      2.4     Financial Statements.....................................................................   14

      2.5     Absence of Changes.......................................................................   14

      2.6     Title to Assets..........................................................................   16

      2.7     Bank Accounts; Receivables...............................................................   17

      2.8     Equipment; Leasehold.....................................................................   17

      2.9     Proprietary Assets.......................................................................   17

     2.10     Contracts................................................................................   19

     2.11     Liabilities..............................................................................   21

     2.12     Compliance with Legal Requirements.......................................................   21

     2.13     Governmental Authorizations..............................................................   21

     2.14     Tax Matters..............................................................................   22

                                      i.

                                             TABLE OF CONTENTS
                                               (CONTINUED)

                                                                                                        Page
     2.15     Employee and Labor Matters; Benefit Plans................................................   23

     2.16     Environmental Matters....................................................................   26

     2.17     Insurance................................................................................   26

     2.18     Related Party Transactions...............................................................   26

     2.19     Legal Proceedings; Orders................................................................   27

     2.20     Authority; Binding Nature of Agreement...................................................   27

     2.21     Non-Contravention; Consents..............................................................   27

     2.22     Full Disclosure..........................................................................   28

Section 3.    Representations and Warranties of Terayon and Merger Sub.................................   29

      3.1     SEC Filings; Financial Statements........................................................   29

      3.2     Authority; Binding Nature of Agreement...................................................   29

      3.3     Valid Issuance...........................................................................   29

Section 4.    Certain Covenants of the Company.........................................................   30

      4.1     Access...................................................................................   30

      4.2     Operation of the Company's Business......................................................   30

      4.3     Notification; Updates to Disclosure Schedule.............................................   32

      4.4     No Negotiation...........................................................................   33

      4.5     Shareholder Solicitation.................................................................   33

Section 5.    Additional Covenants of the Parties......................................................   33

      5.1     Filings and Consents.....................................................................   33

      5.2     California Permit; Fairness Hearing......................................................   33

      5.3     Company Shareholders' Meeting; Voting Agreements.........................................   34

      5.4     Public Announcements.....................................................................   34

      5.5     Best Efforts.............................................................................   34

      5.6     Employment and Noncompetition Agreements.................................................   34

      5.7     Termination of Agreements................................................................   34

      5.8     Employee Retention Program...............................................................   34

      5.9     FIRPTA Matters...........................................................................   34

     5.10     Termination of Employee Plans............................................................   35

     5.11     Registration Rights......................................................................   35


                                      ii.

                                             TABLE OF CONTENTS
                                               (CONTINUED)
                                                                                                        Page
     5.12     Lock-up Restrictions.....................................................................   36

     5.13     Notification.............................................................................   36

Section 6.    Conditions Precedent to Obligations of Terayon and Merger Sub............................   37

      6.1     Accuracy of Representations..............................................................   37

      6.2     Performance of Covenants.................................................................   37

      6.3     Shareholder Approval.....................................................................   37

      6.4     Consents.................................................................................   38

      6.5     Agreements and Documents.................................................................   38

      6.6     FIRPTA Compliance........................................................................   39

      6.7     Permit; Compliance With (S)3(a)(10) of the Securities Act................................   39

      6.8     No Restraints............................................................................   39

      6.9     No Legal Proceedings.....................................................................   39

     6.10     Employees................................................................................   39

     6.11     Termination of Employee Plans and Employment Agreements..................................   39

     6.12     Fairness Opinion.........................................................................   39

     6.13     Shareholder Approval of Parachute Payments...............................................   39

     6.14     Conversion of Preferred Stock............................................................   40

Section 7.    Conditions Precedent to Obligations of the Company.......................................   40

      7.1     Accuracy of Representations..............................................................   40

      7.2     Performance of Covenants.................................................................   40

      7.3     Documents................................................................................   40

      7.4     No Restraints............................................................................   40

      7.5     Fairness Opinion.........................................................................   40

      7.6     No Material Adverse Change...............................................................   40

      7.7     Permit; Compliance With (S)3(a)(10) of the Securities Act................................   41

Section 8.    Termination..............................................................................   41

      8.1     Termination Events.......................................................................   41

      8.2     Termination Procedures...................................................................   41

      8.3     Effect of Termination....................................................................   41

Section 9.    Indemnification, Etc.....................................................................   42


                                     iii.

                                             TABLE OF CONTENTS
                                               (CONTINUED)
                                                                                                        Page
      9.1     Survival of Representations, Etc.........................................................   42

      9.2     Indemnification..........................................................................   42

      9.3     Threshold; Adjustments to Damages........................................................   43

      9.4     Exclusive Remedy.........................................................................   43

      9.5     Defense of Third-Party Claims............................................................   43

      9.6     Exercise of Remedies by Indemnitees Other Than Terayon...................................   44

Section 10.   Miscellaneous Provisions.................................................................   44

      10.1    Company Shareholders' Agent..............................................................   44

      10.2    Further Assurances.......................................................................   44

      10.3    Fees and Expenses........................................................................   44

      10.4    Attorneys' Fees..........................................................................   45

      10.5    Notices..................................................................................   45

      10.6    Time of the Essence......................................................................   45

      10.7    Headings.................................................................................   46

      10.8    Counterparts.............................................................................   46

      10.9    Governing Law............................................................................   46

      10.10   Successors and Assigns...................................................................   46

      10.11   Remedies Cumulative; Specific Performance................................................   46

      10.12   Waiver...................................................................................   46

      10.13   Amendments...............................................................................   47

      10.14   Severability.............................................................................   47

      10.15   Parties in Interest......................................................................   47

      10.16   Entire Agreement.........................................................................   47

      10.17   Construction.............................................................................   47


                                      iv.


                                   Exhibits

Exhibit A    -     Certain definitions

Exhibit B    -     Form of Amended and Restated Articles of Incorporation of
                   Surviving Corporation

Exhibit C    -     Directors and officers of Surviving Corporation

Exhibit D    -     Bonuses to be paid and employees to be hired during Pre-
                   Closing Period

Exhibit E    -     Company Shareholders signing Voting Agreements

Exhibit F    -     Persons to sign Employment and Noncompetition Agreements

Exhibit G    -     Form of Employment Agreement

Exhibit H    -     Form of Noncompetition Agreement

Exhibit I    -     Employee retention program

Exhibit J    -     Escrow Agreement

Exhibit K    -     Form of legal opinion of Wilson Sonsini Goodrich & Rosati,
                   P.C.

Exhibit L    -     Shareholder Lock-up Agreement

Exhibit M    -     Certain employees

Exhibit N    -     Form of legal opinion of Cooley Godward LLP

The Registrant shall furnish a copy of any of the exhibits referred to above to the Commission upon request.

                                       v.

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of July 15, 1999, by and among: Terayon Communication Systems, Inc., a Delaware corporation ("Terayon"); Cherry Acquisition Corp., a California corporation and a wholly owned subsidiary of Terayon ("Merger Sub"); and Imedia Corporation, a California corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                   Recitals

     A. Terayon, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Terayon.

     B. For accounting purposes, it is intended that the Merger be treated as a "purchase."

     C. This Agreement has been approved by the respective boards of directors of Terayon, Merger Sub and the Company.

                                   Agreement


             The parties to this Agreement agree as follows:

SECTION 1.    Description of Transaction.

       1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

       1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law.

       1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111 at 10:00 a.m. on the first business day after which the last condition set forth in Sections 6 and 7 shall have been fulfilled or waived, or at such other time, date and place as Terayon and the Company shall agree. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the California General Corporation Law shall be filed with the Secretary of State of the State of California. The Merger shall become effective at the time such agreement of merger is filed with and accepted by the Secretary of State of the State of California (the "Effective Time").

       1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Terayon and the Company prior to the Effective
Time:

             (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

             (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

             (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.


       1.5   Conversion of Shares.

             (a) Subject to Sections 1.9(c) and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of the Company, any shareholder of the Company (the "Company Shareholders"), Terayon or Merger Sub,:

                  (i) each share of the Company's common stock (without par value) (the "Company Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive:

                       (1)  the "Initial Applicable Fraction" (as defined in
Section 1.5(b)(i)) of a share of the common stock ($0.001 par value per share) of Terayon ("Terayon Common Stock") at the Effective Time;

                       (2)  the "Second Applicable Fraction" (as defined in
Section 1.5(b)(ii)) of a share of Terayon Common Stock at the Second Closing;

                       (3)  the "Final Applicable Fraction" (as defined in
Section 1.5(b)(iii)) of a share of Terayon Common Stock; and

                       (4) cash or shares of Terayon Common Stock in an amount equal to the fraction of consideration having a numerator equal to the Additional Consideration (as defined in Section 1.5(b)(xv)), if any, and a denominator equal to the Adjusted Fully Diluted Company Share Amount (as defined in Section 1.5(b)(iv)); and

                  (ii) each share of the common stock (without par value) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

             (b)  For purposes of this Agreement:


                                      2.

                  (i) The "Initial Applicable Fraction" shall be the fraction: (A) having a numerator equal to the number of Initial Securities (as defined in Section 1.5(b)(vii)); and (B) having a denominator equal to the Adjusted Fully Diluted Company Share Amount.

                  (ii)   The "Second Applicable Fraction" shall be the fraction:
(A) having a numerator equal to the number of Second Closing Securities (as defined in Section 1.5(b)(ix)); and (B) having a denominator equal to the Adjusted Fully Diluted Company Share Amount.

                  (iii)  The "Final Applicable Fraction" shall be the fraction:
(A) having a numerator equal to the number of Final Securities (as defined in Section 1.5(b)(xi)); and (B) having a denominator equal to the Adjusted Fully Diluted Company Share Amount.

                  (iv) The "Adjusted Fully Diluted Company Share Amount" shall be the sum of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are converted to Company Common Stock prior to the Effective Time and such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement), and (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company Options (as defined in Section 1.7(a)) vested as of the Effective Time (such Company Options shall be referred to as the "Vested Company Options") and to all Company Warrants (as defined in Section 1.7(b)).

                  (v) The "Designated Terayon Stock Price" shall be the average of the closing sale prices of a share of Terayon Common Stock as reported on the Nasdaq National Market for each of the twenty (20) consecutive trading days immediately prior to the Closing Date.

                  (vi) The "Merger Shares" shall mean the aggregate number of shares of Terayon Common Stock and the number of shares of Terayon Common Stock issuable under Vested Company Options and Company Warrants equal to the sum of the Initial Securities plus the Second Closing Securities plus the Final Securities.

                  (vii) The "Initial Securities" shall mean the aggregate number of Initial Shares (as defined in Section 1.5(b)(viii)) plus the number of Initial Option Shares (as defined in Section 1.7(a)(i)(4)) reserved for issuance under Vested Company Options plus the number of Initial Warrant Shares (as defined in Section 1.7(b)(i)(4)) reserved for issuance under any Company Warrants.

                  (viii) The "Initial Shares" shall mean one million (1,000,000) shares of Terayon Common Stock (as adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Terayon after the date hereof) less the sum of (1) the number of Initial Option Shares reserved for issuance under any Vested Company Options and
(2) the number Initial Warrant Shares reserved for issuance under any Company Warrants.

                  (ix) The "Second Closing Securities" shall mean the aggregate of the Second Closing Shares (as defined in Section 1.5(b)(x)) plus the number of Second Closing

                                      3.

Option Shares (as defined in Section 1.7(a)(i)(4)) reserved for issuance under any Vested Company Options plus the number of Second Closing Warrant Shares (as defined in Section 1.7(b)(i)(4)) reserved for issuance under any Company Warrants.

                  (x) The "Second Closing Shares" shall mean the number of shares of Terayon Common Stock (if any) equal to the difference between (1) three hundred thousand (300,000) shares of Terayon Common Stock (as adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Terayon after the date hereof) and (2) the sum of the number of Second Closing Option Shares reserved for issuance under any Vested Company Options and the number of Second Closing Warrant Shares reserved for issuance under any Company Warrants. The Second Closing Shares shall be issued by Terayon to the Company Shareholders on or before the date of the first anniversary of the Closing (the consummation of the issuance of the Second Closing Shares shall be the "Second Closing"); provided that in the event that the Second Closing is also the Final Closing, Terayon shall only be required to issue that number of Second Closing Shares and reserve that number of Second Closing Option Shares and Second Closing Warrant Shares such that the aggregate value of the Initial Securities and the Second Closing Securities, based upon the Final Share Price (as defined in Section 1.5(b)(xiii)), does not exceed the amount equal to: (1) ninety-nine million dollars ($99,000,000); plus
(2) the amount equal to the aggregate exercise price of all Vested Company Options and Company Warrants as of the Effective Time; less (3) all accrued and unpaid interest on the Terayon Promissory Note (as defined in Section 1.7(c)) as of the Effective Time (which aggregate amount shall be referred to as the "Maximum Purchase Price").

                  (xi) The "Final Securities" shall mean the aggregate number of shares of Terayon Common Stock plus Final Option Shares (as defined in
Section 1.7(a)(i)(4)) reserved for issuance under any Vested Company Options plus Final Warrant Shares (as defined in Section 1.7(b)(i)(4)) reserved for issuance under Company Warrants, valued at the Final Share Price, equal to the difference between (1) the Maximum Purchase Price and (2) the combined value of the Initial Securities and the Second Closing Securities, each as valued at the Final Share Price; provided that, in no event shall the number of Final Securities exceed one million seven hundred thousand (1,700,000) shares of Terayon Common Stock (as adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Terayon after the date hereof).

                  (xii) The "Final Shares" shall mean the number of shares of Terayon Common Stock (if any), equal to the Final Securities less the sum of (1) the number of Final Option Shares reserved for issuance under any Vested Company Options and (2) the number of Final Warrant Shares reserved for issuance under any Company Warrants. The consummation of the issuance of the Final Shares shall be the "Final Closing." The Final Closing shall occur on the earlier of (1) the date on which Terayon has issued (or reserved for issuance with respect to Vested Company Options and Company Warrants) Merger Shares equal in value to the Maximum Purchase Price, based upon the Final Share Price or (2) the date of the 18-month anniversary of the Closing. Terayon shall provide written notice of the occurrence of the Final Closing to the Company Shareholders' Agent (as defined in Section 10.1) upon such occurrence of the Final Closing.

                                      4.

                       (xiii) The "Final Share Price" shall mean the average of the closing sale prices of a share of Terayon Common Stock as reported on the Nasdaq National Market for each of the fifteen (15) consecutive trading days immediately prior to the date of the Final Closing.

                       (xiv) The "Escrowed Shares" shall mean the number of shares of Terayon Common Stock equal to the sum of (1) the number of shares equal to ten million dollars ($10,000,000) in value based on the Designated Terayon Stock Price (the "Escrow Fund A Shares"), plus (2) one million (1,000,000) shares (the "Escrow Fund B Shares") (as adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Terayon after the date hereof), which aggregate number of shares shall be placed in escrow (collectively, the "Escrow Fund") as of the Closing Date pursuant to the Escrow Agreement (as defined in Section 6.5(a)).

                       (xv)   The "Additional Consideration" shall mean:

                              (1)  the amount equal to (x) the Minimum Purchase
Price (as defined in Section 1.5(b)(xvi)) less (y) the aggregate value of the Merger Shares, based upon the Final Share Price, in the event that such aggregate value of the Merger Shares is less than the Minimum Purchase Price; and

                              (2)  the amount equal to (x) the amount equal to
the aggregate exercise price of all Vested Company Options and Company Warrants as of the Effective Time less (y) the sum of one million dollars ($1,000,000) plus all accrued and unpaid interest on the Terayon Promissory Note as of the Effective Time, in the event the aggregate value of the Merger Shares, based upon the Final Share Price, is less than the Maximum Purchase Price and greater than the Minimum Purchase Price.

The Additional Consideration shall be paid (or reserved for payment in the case of Company Options and Company Warrants) in cash or shares of Terayon Common Stock, or any combination thereof (the amount paid in cash versus stock shall be at Terayon's sole option). Any shares of Terayon Common Stock used to pay any portion of the Additional Consideration shall be valued at the Final Share Price.

                       (xvi) The "Minimum Purchase Price" shall mean the sum of sixty-nine million dollars ($69,000,000) plus the amount equal to the aggregate exercise price of all Vested Company Options and Company Warrants as of the Effective Time less all accrued and unpaid interest on the Terayon Promissory Note as of the Effective Time.

       1.6 Payment of Shares. The Terayon Common Stock issued in exchange for the Company Common Stock shall be paid to the Company Shareholders as follows:

                  (a) The Initial Shares, less the Escrow Fund A Shares attributable to the Initial Shares, shall be delivered to the Company Shareholders at the Effective Time;

                  (b) The Second Closing Shares, if any, shall be delivered to the Company Shareholders on or before the one year anniversary of the Closing;

                                      5.

                  (c) The Final Shares, if any, shall be delivered to the Company Shareholders on or before the 18-month anniversary of the Closing upon the terms described in Section 1.5(b)(xii); and

                  (d) The Additional Consideration, if any, shall be delivered to the Company Shareholders within five (5) business days following the date of the Final Closing.

Upon the consummation of the Closing, the Escrow Fund A Shares attributable to the Initial Shares shall be deducted from each Company Shareholder's proportionate share of the Initial Shares on a pro rata basis and delivered to the Escrow Agent (as defined in the Escrow Agreement) at or immediately following the Effective Time. The Escrow Fund A Shares will be paid out to the extent and upon the terms set forth in the Escrow Agreement. Any Second Closing Securities, Final Securities or shares issued as Additional Consideration (if any) shall be delivered by Terayon pursuant to Sections 1.5(a) and 1.7 first out of the Escrow Fund B Shares. The Company Shareholders shall not be obligated to return any shares of Terayon Common Stock issued by Terayon in the event that the value of the Merger Shares issued, based on the Final Share Price, exceeds the Maximum Purchase Price.

       1.7 Stock Options, Warrants, Other Convertible Instruments and the Terayon Promissory Note.

                  (a) At the Effective Time, each stock option of the Company that is then outstanding, whether vested or unvested (a "Company Option"), shall be substituted by a Terayon option in accordance with the terms of Terayon's 1997 Equity Incentive Plan and Terayon's standard stock option agreements, upon substantially similar terms as the terms set forth in the Company's stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Terayon Common Stock and Additional Consideration, if any.

                       (i)  Accordingly, from and after the Effective Time:

                            (1)  each Company Option substituted by Terayon may
be exercised for shares of Terayon Common Stock and Additional Consideration, if any;

                            (2)  the number of shares of Terayon Common Stock
subject to, and the amount of Additional Consideration payable pursuant to, each such substituted Company Option shall be equal to the number of shares of Terayon Common Stock, or that amount of Additional Consideration (if any), into which the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time would have been converted in accordance with the calculations set forth in Section 1.5(a)(i), rounded down to the nearest whole number of shares of Terayon Common Stock;

                            (3)  notwithstanding anything else herein, except
for rounding adjustments set forth in this paragraph, the aggregate exercise price of each substituted Company Option shall be the same as the option for which it was substituted, and the exercise price payable upon exercise of a fraction (the "Option Exercise Fraction") of a substituted Company Option shall be determined by multiplying the aggregate exercise price of such substituted

                                      6.

Company Option by the Option Exercise Fraction, with the resulting exercise price being rounded up to the nearest whole cent in the event of fractional cents;

                            (4)  the number of shares of Terayon Common Stock
issuable, and the amount of Additional Consideration payable, upon exercise of a substituted Company Option shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Option as in effect immediately prior to the Effective Time, by the Initial Applicable Fraction (the "Initial Option Shares"), by the Second Applicable Fraction (the "Second Closing Option Shares"), by the Final Applicable Fraction (the "Final Option Shares"), and by an amount in cash or Terayon Common Stock equal to the fraction of consideration having a numerator equal to the Additional Consideration, if any, and a denominator equal to the Adjusted Fully Diluted Company Share Amount;

                            (5)  all restrictions on the exercise of each such
substituted Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such substituted Company Option shall otherwise remain unchanged; provided, however, that each such substituted Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Terayon after the Effective Time.

                       (ii) If a holder of Company Options exercises any such options on or after the Effective Time but prior to the Second Closing, the Initial Option Shares shall be issued to the holder as soon as practicable (less the appropriate number of Escrow Fund A Shares), any Second Closing Option Shares shall be issued to the holder at the Second Closing, any Final Option Shares shall be issued to the holder at the Final Closing, and any Additional Consideration shall be delivered at the time specified in Section 1.6(d). If a holder of Company Options exercises any such options on or after the Second Closing but prior to the Final Closing, the Initial Option Shares (less the appropriate number of Escrow Fund A Shares) and Second Closing Option Shares shall be issued to the holder at the Second Closing, or as soon as practicable after such exercise, any Final Option Shares shall be issued to the holder at the Final Closing, and any Additional Consideration shall be delivered at the time specified in Section 1.6(d). If a holder of Company Options exercises any such options on or after the Final Closing, the Initial Option Shares (less the appropriate number of Escrow Fund A Shares), Second Closing Option Shares and Final Option Shares shall be issued to the holder at the Final Closing or as soon as practicable after such exercise, and any Additional Consideration shall be delivered at the time specified in Section 1.6(d) or as soon as practicable after such exercise. The Escrow Fund A Shares attributable to the Company Options will be paid out to the extent and upon the terms set forth in the Escrow Agreement.

                       (iii) The Company and Terayon shall take all action that may be necessary (under the Company's 1995 Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.7(a).

                       (iv) Following the Closing, Terayon will send to each holder of a substituted Company Option a written notice setting forth the number of Initial Shares subject to such substituted Company Option and the formula and other information required to determine

                                      7.

the number of additional shares of Terayon Common Stock that may be subject and any Additional Consideration that may be paid pursuant to such substituted Company Option, together with a copy of this Agreement.

                  (b) At the Effective Time, each warrant, convertible note or other right to purchase Company Common Stock or securities convertible into Company Common Stock other than a Company Option that is then outstanding (a "Company Warrant"), shall be assumed by Terayon in accordance with its terms (as in effect as of the date of this Agreement). All rights to convert into Company Common Stock or the Company's preferred stock, without par value (the "Preferred Stock"), under outstanding Company Warrants shall thereupon be converted into rights to receive Terayon Common Stock and Additional Consideration, if any.

                       (i)  Accordingly, from and after the Effective Time,

                            (1)  each Company Warrant assumed by Terayon may be
exercised for shares of Terayon Common Stock and Additional Consideration, if any;

                            (2)  the number of shares of Terayon Common Stock
subject to, and the amount of Additional Consideration payable pursuant to, each such assumed Company Warrant shall be equal to the number of shares of Terayon Common Stock, or that amount of Additional Consideration (if any), into which the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Effective Time would have been converted in accordance with the calculations set forth in Section 1.5(a)(i), rounded down to the nearest whole number of shares of Terayon Common Stock;

                            (3)  notwithstanding anything else herein, except
for rounding adjustments discussed in this paragraph, the aggregate exercise price of each assumed Company Warrant shall be the same as it was immediately prior to the Effective Time, and the exercise price payable upon exercise of a fraction (the "Warrant Exercise Fraction") of an assumed Company Warrant shall be determined by multiplying the aggregate exercise price of such assumed Company Warrant by the Warrant Exercise Fraction, with the resulting exercise price being rounded up to the nearest whole cent in the event of fractional cents;

                            (4)  the number of shares of Terayon Common Stock
issuable, and the amount of Additional Consideration payable, upon exercise of an assumed Company Warrant shall be determined by multiplying the number of shares of Company Common Stock subject to such Company Warrant as in effect immediately prior to the Effective Time (assuming conversion of all rights to acquire Preferred Stock into rights to acquire Company Common Stock), by the Initial Applicable Fraction (the "Initial Warrant Shares"), by the Second Applicable Fraction (the "Second Closing Warrant Shares"), by the Final Applicable Fraction (the "Final Warrant Shares"); and by an amount in cash or Terayon Common Stock equal to the fraction of consideration having a numerator equal to the Additional Consideration, if any, and a denominator equal to the Adjusted Fully Diluted Company Share Amount;

                            (5)  all restrictions on the exercise of each such
assumed Company Warrant shall continue in full force and effect, and the term, exercisability and other provisions of such assumed Company Warrant shall otherwise remain unchanged; provided,

                                      8.

however, that each such assumed Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Terayon after the Effective Time.

                       (ii) If a holder of Company Warrants exercises any such warrants on or after the Effective Time but prior to the Second Closing, the Initial Warrant Shares shall be issued to the holder as soon as practicable (less the appropriate number of Escrow Fund A Shares), any Second Closing Warrant Shares shall be issued to the holder at the Second Closing, any Final Warrant Shares shall be issued to the holder at the Final Closing, and any Additional Consideration shall be delivered at the time specified in Section 1.6(d). If a holder of Company Warrants exercises any such warrants on or after the Second Closing but prior to the Final Closing, the Initial Warrant Shares (less the appropriate number of Escrow Fund A Shares) and Second Closing Warrant Shares shall be issued to the holder at the Second Closing, or as soon as practicable after such exercise, any Final Warrant Shares shall be issued to the holder at the Final Closing and any Additional Consideration shall be delivered at the time specified in Section 1.6(d). If a holder of Company Warrants exercises any such warrants on or after the Final Closing, the Initial Warrant Shares (less the appropriate number of Escrow Fund A Shares), Second Closing Warrant Shares and Final Warrant Shares shall be issued to the holder at the Final Closing or as soon as practicable after such exercise, and any Additional Consideration shall be delivered at the time specified in Section 1.6(d) or as soon as practicable after such exercise. The Escrow Fund A Shares attributable to the Company Warrants will be paid out to the extent and upon the terms set forth in the Escrow Agreement.

                       (iii) The Company and Terayon shall take all action that may be necessary to effectuate the provisions of this Section 1.7(b).

                       (iv) Following the Closing, Terayon will send to each holder of an assumed Company Warrant a written notice setting forth the number of Initial Shares subject to such assumed Company Warrant and the formula and other information required to determine the number of additional shares of Terayon Common Stock that may be subject, and any Additional Consideration that may be paid pursuant to such assumed Company Warrant, together with a copy of this Agreement.

                  (c) At the Effective Time, the Company's Promissory Note dated June 14, 1999 in principal amount of one million dollars ($1,000,000) in favor of Terayon (the "Terayon Promissory Note") shall be cancelled.

       1.8 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the

                                      9.

Surviving Corporation or Terayon, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

       1.9   Exchange of Certificates.

             (a) At the Closing, each of the Company Shareholders shall surrender to Terayon all of its certificates representing shares of Company Common Stock (properly endorsed for transfer), and Terayon shall deliver to its transfer agent (with a copy to the Company Shareholders) irrevocable instructions relating to the issuance of Terayon Common Stock in accordance with this Section 1.9. At or as soon as practicable after the Effective Time, Terayon shall (i) deliver to each Company Shareholder a certificate representing the number of whole shares of Initial Shares that such Company Shareholder has the right to receive pursuant to the provisions of Section 1.5 and (ii) deliver to the Escrow Agent under the Escrow Agreement a certificate representing the number of Escrow Fund A Shares and a certificate representing the number of Escrow Fund B Shares. At or as soon as practicable after the Effective Time, Terayon will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Terayon may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Terayon Common Stock. Upon surrender of a Company Stock Certificate to Terayon for exchange, together with a duly executed letter of transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Terayon Common Stock that such holder has the right to receive pursuant to the provisions of this
Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender a certificate representing shares of Terayon Common Stock (and cash in lieu of any fractional share of Terayon Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Terayon may, in its discretion and as a condition precedent to the issuance of any certificate representing Terayon Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and/or to deliver a bond (in such sum as Terayon may reasonably direct) as indemnity against any claim that may be made against Terayon or the Surviving Corporation with respect to such Company Stock Certificate.

             (b) No dividends or other distributions declared or made with respect to Terayon Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Terayon Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate or provides an affidavit and/or delivers a bond in accordance with this Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

             (c) No fractional shares of Terayon Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Terayon Common Stock (after aggregating all fractional shares of Terayon Common Stock issuable to such holder) shall, upon surrender of

                                      10.

such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Designated Terayon Stock Price.

             (d) Terayon and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Terayon or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

             (e) Neither Terayon nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Terayon Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

       1.10 Dissenting Shares.

             (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code shall not be converted into or represent the right to receive Terayon Common Stock in accordance with Section
1.5 (or cash in lieu of fractional shares in accordance with Section 1.9(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Terayon Common Stock in accordance with
Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.9(c)).

             (b) The Company shall give Terayon (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Terayon shall have consented in writing to such payment or settlement offer.

       1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this

                                      11.

Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

       1.12 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "purchase."

       1.13 Further Action. If, at any time after the Effective Time, any further action is determined by Terayon to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Terayon with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Terayon shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company.

      The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

       2.1   Due Organization; No Subsidiaries; Etc.

             (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Contracts.

             (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "Imedia Corporation."

             (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Schedule 2.1(c) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Schedule 2.1(c) of the Disclosure Schedule.

             (d) Schedule 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and
(iii) the names and titles of the Company's officers.

             (e) The Company does not own any controlling interest in any Entity and the Company does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

                                      12.

       2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Terayon accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

       2.3   Capitalization, Etc.

             (a) The authorized capital stock of the Company consists of: (i) 10,000,000 shares of Common Stock, without par value, of which 2,589,812 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 2,997,674 shares of Preferred Stock, 597,674 of which have been designated "Series A Preferred Stock," all of which are issued and outstanding as of the date of this Agreement, 400,000 of which have been designated "Series B Preferred Stock," all of which are issued and outstanding as of the date of this Agreement, and 1,156,176 of which have been designated "Series C Preferred Stock," of which 1,155,782 shares have been issued and are outstanding as of the date of this Agreement. Except as set forth on Schedule 2.3(a) of the Disclosure Schedule, each outstanding share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. The Company holds no repurchase option to which any of such shares is subject.

             (b) The Company has reserved 3,046,648 shares of Company Common Stock for issuance under its 1995 Stock Option Plan, of which options to purchase 1,403,496 shares are outstanding as of the date of this Agreement.
Schedule 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option and Company Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option or Company Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Company Option or Company Warrant and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option or Company Warrant was granted and the term of such Company Option or Company Warrant; (iv) the vesting schedule for such Company Option or Company Warrant, if any; (v) the exercise price per share of Company Common Stock purchasable under such Company Option or Company Warrant; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Schedule 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option,

                                      13.

call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

             (c) All outstanding shares of Company Common Stock and Preferred Stock, and all outstanding Company Options and Company Warrants, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

             (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

       2.4   Financial Statements.

             (a) Except as set forth in Schedule 2.4 of the Disclosure Schedules, the Company has delivered to Terayon the following financial statements and notes (collectively, the "Company Financial Statements"):

                  (i) The audited balance sheets of the Company as of December 31, 1998, 1997 and 1996, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the unqualified report and opinion of PricewaterhouseCoopers LLP relating thereto; and

                  (ii) The unaudited balance sheet of the Company as of May 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the five months then ended.

             (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

       2.5 Absence of Changes. Except as set forth in Schedule 2.5 of the Disclosure Schedule, since May 31, 1999:

                                      14.

             (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

             (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

             (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

             (d)  the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options or Company Warrants), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Schedule 2.3(b) of the Disclosure Schedule) or
(iii) any instrument convertible into or exchangeable for any capital stock or other security;

             (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 1995 Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any restricted stock purchase agreement;

             (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

             (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

             (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since May 31, 1999 in that particular calendar month, exceeds $25,000 per calendar month;

             (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

             (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices;

                                      15.

             (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

             (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

             (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

             (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

             (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

             (p)  the Company has not made any Tax election;

             (q)  the Company has not commenced or settled any Legal Proceeding;

             (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

             (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

       2.6   Title to Assets.

             (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Schedules 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Schedule 2.10 of the Disclosure Schedule; and (iii) all other assets currently reflected in the Company's books and records as being owned by the Company. Except as set forth in Schedule 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

             (b) Schedule 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

                                      16.

       2.7   Bank Accounts; Receivables.

             (a) Schedule 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

             (b) Schedule 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of May 31, 1999. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since May 31, 1999 and have not yet been collected) (i) represent valid obligations of customers of the Company, employees of the Company or Governmental Bodies, each arising from bona fide transactions entered into in the ordinary course of business, (ii) are valid and collectible, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

       2.8   Equipment; Leasehold.

             (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

             (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Schedule 2.10 of the Disclosure Schedule.

       2.9   Proprietary Assets.

             (a) Schedule 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other material Company Proprietary Assets owned by the Company. Schedule 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in
Schedule 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Schedules 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and to the Company's knowledge, has a valid right to use all Proprietary Assets identified in Schedule 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Schedule 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Schedule 2.9(a)(vi) of the Disclosure Schedule, the Company has not

                                      17.

developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

             (b) The Company has taken all reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Schedule 2.9(b) of the Disclosure Schedule, the Company has not (other than pursuant to license agreements identified in Schedule 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

             (c) To the Company's knowledge, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the Company's knowledge, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Company's best knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

             (d) Each Company Proprietary Asset conforms in all material respects with any written specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company by an authorized representative or representatives of the Company. There has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the Company's knowledge, there is no basis for any such claim. The Company is not aware of any obligations with respect to the correction or repair of programming or other defects in the Company Proprietary Assets, and the Company has established reserves on the Unaudited Interim Balance Sheet that it believes would be adequate to cover all costs associated with such obligations that may arise.

             (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, nor has the Company entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

             (f) Except as set forth in Schedule 2.9(f) of the Disclosure Schedule, (i) all current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage other than

                                      18.

as provided in the agreements) that is substantially identical to the form of Proprietary Information and Inventions Agreement previously delivered to Terayon, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage other than as provided in the agreements) that is substantially identical to the form of Consultant Proprietary Information and Inventions Agreement previously delivered to Terayon.


       2.10  Contracts.

             (a)  Schedule 2.10(a) of the Disclosure Schedule identifies:

                  (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                  (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

                  (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

                  (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                  (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

                  (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

                  (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

                  (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

                  (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

                  (x) each Company Contract constituting or relating to a Government Contract or Government Bid;

                  (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

                                      19.

                  (xii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

                  (xiii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xiii)" above are referred to in this Agreement as "Material Contracts.")

             (b) The Company has delivered to Terayon accurate and complete copies of all written Contracts identified in Schedule 2.10(a) of the Disclosure Schedule, including all amendments thereto. Schedule 2.10(b) of the Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in Schedules 2.10(a) and
(b) of the Disclosure Schedule is valid and in full force and effect, and, to the Company's knowledge, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

             (c)  Except as set forth in Schedule 2.10(c) of the Disclosure
Schedule:

                  (i) the Company has not violated or breached, or committed any default under, any Material Contract, and, to the Company's knowledge, no other Person has violated or breached, or committed any default under, any Material Contract;

                  (ii) no event has occurred, and no circumstance or condition exists, that, to the Company's knowledge, will have a Material Adverse Effect and (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

                  (iii) since December 31, 1995, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and

                  (iv) the Company has not waived any of its material rights under any Material Contract.

             (d) Except as set forth in Schedule 2.10(d) of the Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

                                      20.

             (e) The Contracts identified in Schedules 2.10(a) and (b) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

             (f) Schedule 2.10(f) of the Disclosure Schedule identifies each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company and which is currently being actively negotiated and considered by the Company.

             (g) Schedule 2.10(g) of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog at June 30, 1999 under Company Contracts.

       2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since May 31, 1999 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Schedule 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Schedule 2.11 of the Disclosure Schedule.

       2.12 Compliance with Legal Requirements. To the Company's knowledge, the Company is, and has at all times since December 31, 1995 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.12 of the Disclosure Schedule, since December 31, 1995, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

       2.13  Governmental Authorizations.  Schedule 2.13 of the Disclosure
Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Terayon accurate and complete copies of all Governmental Authorizations identified in Schedule 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Schedule 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. To the Company's knowledge, the Company is, and at all times since December 31, 1995 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in
Schedule 2.13 of the Disclosure Schedule. Since December 31, 1995, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

                                      21.

       2.14  Tax Matters.

             (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Terayon accurate and complete copies of all Company Returns filed since December 31, 1996 which have been requested by Terayon.

             (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from May 31, 1999 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Terayon on or prior to the Closing Date.

             (c) To the Company's knowledge, no Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. The Company has delivered to Terayon accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

             (d) No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

             (e) Except as set forth on Schedule 2.14(e) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not a party

                                      22.

to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

             (f) At all times since the Company's inception through July 5, 1995 (the "S Corporation Period"), the Company was an S corporation within the meaning of Section 1361(a)(1) of the Code and has used December 31 as its taxable year. Neither the Company nor, to the Company's knowledge, any Company Shareholder has taken any action that resulted in or will result in the termination of the Company's status as an S corporation within the meaning of
Section 1361(a)(1) of the Code prior to July 5, 1995 or the imposition of a tax on the Company under the provisions of Section 1374 of the Code during the S Corporation Period. During the S Corporation Period, the Company did not conduct any business in any state or political subdivision in which the disposition of any of its assets, including goodwill in a transaction in which gain or income would be realized, resulted in or will result in the imposition by that state or political subdivision of a corporate level tax. During the S Corporation Period, the Company did not conduct any business that was a historic business of, a continuation of, or successor to any business that was previously conducted by another corporation or any other Entity that was subject to a United States corporate level tax on its gain or income including a tax imposed by reason of the provisions of Section 1374 and 1375 of the Code, or any predecessor provisions thereto. The Company has never acquired any asset, including goodwill, the basis of which was determined in whole or in part by reference to the basis of the asset in the hands of a C corporation within the meaning of
Section 1361(a)(2) of the Code or S corporation subject to the provisions of
Section 1374 of the Code or predecessor provisions thereto. At the end of the S Corporation Period, the Company had no accumulated earnings and profits.

       2.15  Employee and Labor Matters; Benefit Plans.

             (a) Schedule 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $50,000 in the aggregate.

             (b) Except as set forth in Schedule 2.15(a) of the Disclosure Schedule, the Company does not maintain, sponsor or contribute to, and has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

             (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Schedule 2.15(c) of the Disclosure Schedule (the

                                      23.

"Welfare Plans"), none of which is a multiemployer plan (within the meaning of
Section 3(37) of ERISA).

             (d)  With respect to each Plan, the Company has delivered to
Terayon:

                  (i) an accurate and complete copy of such Plan (including all amendments thereto);

                  (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

                  (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan distributed since December 31, 1996;

                  (iv) if such Plan is funded through a trust or any third-party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

                  (v) accurate and complete copies of all Material Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

                  (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

             (e) The Company is not required to be, and has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of
Section 414(m) of the Code. To the Company's best knowledge, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

             (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

             (g) Except as set forth in Schedule 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to

                                      24.

Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries), and (iv) life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute).

             (h) Except as would not have a Material Adverse Effect, with respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with.

             (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

             (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received, or has time remaining under Internal Revenue Service ("IRS") regulations and rules to apply for, a favorable determination, opinion, notification or advisory letter, as applicable, from the IRS, and neither the Company nor, to the Company's knowledge, any of the Company Shareholders is aware of any reason why any such determination letter should be revoked.

             (k) Except as set forth in Schedule 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

             (l) Schedule 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

             (m) The Company is not aware of any Employee who is not fully available to perform work because of disability or other leave.

             (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

             (o) Except as set forth in Schedule 2.15(o) of the Disclosure Schedule, the Company has good labor relations. To the Company's knowledge, the consummation of the Merger or any of the other transactions contemplated by this Agreement will not have a material adverse effect on the Company's labor relations, and, to the Company's knowledge, none of the Company's employees intends to terminate his or her employment with the Company.

                                      25.

       2.16 Environmental Matters. To the Company's knowledge, the Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Company's knowledge, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the Company's knowledge, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. (For purposes of this Section 2.16:
(i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

       2.17 Insurance. Schedule 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Terayon accurate and complete copies of the insurance policies identified on Schedule 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Schedule 2.17 of the Disclosure Schedule is in full force and effect. Except as identified on Schedule 2.17 of the Disclosure Schedule, since December 31, 1997, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

       2.18 Related Party Transactions. Except as set forth in Schedule 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1995 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1995 been, indebted to the Company; (c) since December 31, 1995, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 1995 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Company Shareholders that owns an aggregate

                                      26.

of five percent (5%) or more of the capital stock of the Company; (ii) each individual who is, or who has at any time since December 31, 1995 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.). For purposes of this Section 2.18, an investment by a Related Party in a competitor of the Company shall not be deemed to be competitive with the Company under clause (d) above.

       2.19  Legal Proceedings; Orders.

             (a) Except as set forth in Schedule 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the Company's knowledge, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Company's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

             (b) Except as set forth in Schedule 2.19(a) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

             (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the Company's knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

       2.20 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

       2.21 Non-Contravention; Consents. Except as set forth in Schedule 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements identified as an exhibit to this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                                      27.

             (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

             (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

             (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

             (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or

             (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Schedule 2.21 of the Disclosure Schedule and as provided elsewhere herein, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

       2.22   Full Disclosure.

             (a) This Agreement (including the Disclosure Schedule) does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or
(ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

             (b) The information supplied by the Company for inclusion in the Information Statement (as defined in Section 5.2) will not, as of the date of the Information Statement or as of the date of the Company Shareholders' Meeting (as defined in Section 5.3), (i) contain any statement that is inaccurate or misleading with respect to any material fact, or (ii) omit to state

                                      28.

any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3.  Representations and Warranties of Terayon and Merger Sub.

       Terayon and Merger Sub jointly and severally represent and warrant to the Company as follows:

       3.1   SEC Filings; Financial Statements.

             (a) Terayon has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Terayon with the SEC between August 17, 1998 and the date of this Agreement (the "Terayon SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Terayon SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Terayon SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (b) The consolidated financial statements contained in the Terayon SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Terayon and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Terayon and its subsidiaries for the periods covered thereby.


       3.2 Authority; Binding Nature of Agreement. Terayon and Merger Sub have the absolute and unrestricted right, power and authority to execute this Agreement and to perform their obligations under this Agreement; and the execution, delivery and performance by Terayon and Merger Sub of this Agreement (including the contemplated issuance of Terayon Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Terayon and Merger Sub and their respective boards of directors. No vote of Terayon's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Terayon and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

       3.3 Valid Issuance. Subject to Section 1.5(c), the Terayon Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be

                                      29.

duly authorized, validly issued, fully paid and nonassessable and the issuance of such stock will not conflict with any outstanding agreements or rights.

SECTION 4.   Certain Covenants of the Company.

       4.1 Access. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Terayon and Terayon's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Terayon and Terayon's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Terayon may reasonably request.

       4.2   Operation of the Company's Business'.  During the Pre-Closing
Period:

             (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

             (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

             (c) the Company shall keep in full force all insurance policies identified in Schedule 2.17 of the Disclosure Schedule;

             (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Terayon concerning the status of the Company's business;

             (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

             (f) except as provided in Schedule 4.2(f) of the Disclosure Schedule, the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (z) to issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);

                                      30.

             (g) except as provided in Schedule 4.2(g) of the Disclosure Schedule, the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its 1995 Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option or Company Warrant, or (iii) any provision of any restricted stock purchase agreement;

             (h) except as provided in Schedule 4.2(h) of the Disclosure Schedule, the Company shall not amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);

             (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

             (j) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $25,000 per month;

             (k) except as provided in Schedule 4.2(k) of the Disclosure Schedule, the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

             (l) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

             (m) the Company shall not (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money (except that the Company may make routine borrowings in the ordinary course of business under its line of credit with Wells Fargo Bank);

             (n) except as set forth in Exhibit D, the Company shall not (i) establish, adopt or amend any Employee Benefit Plan (except that the Company will adopt the employee retention program referred to in Section 5.8), (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee;

             (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

             (p)  the Company shall not make any Tax election;


                                      31.

             (q) the Company shall not commence or settle any material Legal Proceeding;

             (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

Notwithstanding the foregoing, the Company may take any action described in clauses "(e)" through "(r)" above if Terayon gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Terayon's withholding of consent to any action will not be deemed unreasonable if it is reasonably likely that the taking of such action would not be in the best interests of Terayon or would not be in the best interests of the Company) or if such action is taken at the written request of Terayon.

       4.3   Notification; Updates to Disclosure Schedule.

             (a) During the Pre-Closing Period, the Company shall promptly notify Terayon in writing of:

                  (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

                  (ii) the discovery by the Company of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (iii) any breach of any covenant or obligation of the Company; and

                  (iv) the discovery by the Company of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

             (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Terayon an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

                                      32.

       4.4 No Negotiation. During the Pre-Closing Period, the Company shall not directly or indirectly:

             (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Terayon) relating to a possible Acquisition Transaction;

             (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Terayon) relating to or in connection with a possible Acquisition Transaction; or

             (c) consider, entertain or accept any proposal or offer from any Person (other than Terayon) relating to a possible Acquisition Transaction.

The Company shall promptly notify Terayon in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its Representatives during the Pre-Closing Period.

       4.5 Shareholder Solicitation. During the Pre-Closing Period, the Company shall solicit a "Qualifying Consent" as defined in Section 4.a of its Amended and Restated Articles of Incorporation.

SECTION 5.  ADDITIONAL COVENANTS oF THE PARTIES.

       5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Terayon a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

       5.2 California Permit; Fairness Hearing. Promptly after the execution of this Agreement, the Company and Terayon shall prepare and cause to be filed with the California Commissioner of Corporations (the "California Commissioner") a permit application under Section 25121 of the California Corporations Code, and a related information statement or other disclosure document (the "Information Statement"), and shall request a hearing on the fairness of the terms and conditions of the Merger pursuant to Section 25142 of the California Corporations Code. The parties to this Agreement shall use all commercially reasonable efforts to cause the California Commissioner to approve the fairness of the terms and conditions of the Merger at such a hearing; provided, however, that the parties shall not be required to modify any of the terms of the Merger in order to cause the California Commissioner to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company as may be required pursuant to the rules of the California Commissioner. The Information Statement shall include the recommendation of the board of directors of the Company in favor of the Merger.

                                      33.

       5.3 Company Shareholders' Meeting; Voting Agreements'. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, call and hold a special meeting of its shareholders or mail to shareholders an action by written consent as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Shareholders' Meeting"). As soon as permissible under the rules of the California Commissioner, the Company shall cause a copy of the Information Statement to be delivered to each shareholder of the Company who is entitled to vote at the Company Shareholders' Meeting. The Company and each Company Shareholder identified on Exhibit E shall execute those certain Voting Agreements simultaneously with the execution of this Agreement.

       5.4 Public Announcements. During the Pre-Closing Period, other than as necessary to obtain any Consent required to consummate the transactions contemplated hereunder, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Terayon's prior written consent, and (b) Terayon will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger and will give the Company at least one business day notice prior to such release or statement.

       5.5 Best Efforts. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Terayon and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

       5.6 Employment and Noncompetition Agreements. The Company shall use commercially reasonable efforts to cause each of the individuals identified on Exhibit F to execute and deliver to the Company and Terayon, at the Closing, an Employment Agreement in the form of Exhibit G and a Noncompetition Agreement in the form of Exhibit H.

       5.7 Termination of Agreements. Prior to the Closing, the Company shall enter into an agreement with the required majority of the holders of the Preferred Stock, reasonably satisfactory in form and content to Terayon (and conditioned and effective upon the Closing), terminating all of the rights of the holders of the Company Common Stock and Preferred Stock under the Amended and Restated Investor Rights Agreement dated as of July 25, 1996 between the Company and certain Company Shareholders.

       5.8 Employee Retention Program. At or prior to the Closing, the Company shall adopt an employee retention program, reasonably satisfactory in form and content to Terayon, covering the employees and incorporating the features identified in Exhibit I.

       5.9 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Terayon a statement (in such form as may be reasonably requested by counsel to Terayon) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasure Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 -2(h)(2) of the United States Treasury Regulations.


                                      34.

       5.10 Termination of Employee Plans. Following the Effective Time, Terayon shall arrange for each employee of the Company or any Company subsidiary to participate in any counterpart Terayon Plan (which shall mean all plans, programs and arrangements that are maintained by Terayon or its subsidiaries at the Effective Time) in accordance with eligibility criteria thereof, provided that (i) such participants shall receive full credit for years of service with the Company or any Company subsidiary (and service otherwise credited by the Company or any Company subsidiary) prior to the Effective Time for all purposes for which such service was recognized under Company Plans including, but not limited to, eligibility to participate, vesting, and, to the extent not duplicative of benefits received under such Company Plan, the amount of benefits, (ii) such participants and their dependents (to the extent that the terms and conditions of each such Terayon Plan provide for coverage and/or benefits of eligible employees' dependents) shall participate in Terayon's Plans on terms no less favorable than those offered by Terayon to employees of Terayon, and (iii) Terayon, to the extent permitted by the relevant insurance carrier, shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group plans to be waived with respect to such participants and their eligible dependents and shall provide each such participant with credit for any co-payments and deductibles paid prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under all Terayon Plans in which such participants are eligible to participate after the Effective Time. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any employee of the Company or the funding of any such benefit. At the Closing, the Company shall terminate its 1995 Stock Option Plan and its Imedia Corporation Profit Sharing/401(k) Plan, and shall ensure that no employee or former employee of the Company has any rights under those Plans and that any liabilities of the Company under those Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company.

       5.11  Registration Rights.

             (a) Subject to Section 5.11(b), on or before the 60-day anniversary of the Closing, subject to approval by Terayon's existing holders of registration rights, Terayon shall file a registration statement pursuant to Form S-3 under the Securities Act with respect to the Merger Shares and any shares of Terayon Common Stock delivered as Additional Consideration (together, the "Registrable Shares"); provided that in the event Terayon is not eligible to use Form S-3 at such time, it would register the Registrable Shares on Form S-1 or any other appropriate form that is available to Terayon for the registration of such shares (the Form S-3 or Form S-1 registration statement hereinafter referred to as the "Registration Statement"). Terayon shall keep the Registration Statement continuously effective and updated as necessary in compliance with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of Registrable Shares covered by the Registration Statement so as to permit the resale of the Registrable Shares pursuant to the Registration Statement and shall take such other action necessary to permit the registration of the resale of the Registrable Shares until the earlier to occur of (a) the resale of all of the Registrable Shares so registered and (b) the date when all of the Registrable Shares can be resold within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 or another applicable exemption.

                                      35.

       (b) Notwithstanding Section 5.11(a) above, Terayon shall not be required to file any Registration Statement with respect to any Registrable Shares that
(i) have already been registered pursuant to a registration statement then in effect, or (ii) that are eligible for resale within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 or another applicable exemption.

       5.12 Lock-up Restrictions. The Registrable Shares shall be subject to the following restrictions upon resale:

             (a) Except as set forth in Section 5.12(d), the Initial Securities shall be subject to lock-up restrictions for a one-year period from the Closing Date, which restrictions will lapse as to 25% of the shares on the 91st day after the Closing Date, 25% of the shares on the 181st day after the Closing Date of such shares, 25% of the shares on the 270th day after the Closing Date and the remainder of the shares on the 365th day after the Closing Date (collectively, the "Scheduled Release Dates"); provided, however, that if the Final Closing occurs at any time prior to the one year anniversary of the Closing Date, then all of the Initial Securities shall be released from the lock-up restrictions on the earlier of (i) the 91st day following the date of the Final Closing or (ii) the one-year anniversary of the Closing Date; and provided further that any Initial Securities that would be released from the original lock-up restrictions according to the Scheduled Release Dates shall be released in such amounts and on such dates to the extent such Scheduled Release Dates occur prior to the release of all remaining Initial Securities pursuant to the second clause of this Section 5.12(a).

             (b) Except as set forth in Section 5.12(d), the Second Closing Securities shall be subject to lock-up restrictions for a 90-day period from the date of the Second Closing.

             (c) Except as set forth in Section 5.12(d), the Final Securities and any shares of Terayon Common Stock issued as Additional Consideration shall be subject to lock-up restrictions for a 90-day period from the date of the Final Closing.

             (d) The Registrable Shares issued to each of Ed Krause, Paul Shen and Adam Tom (collectively, the "Founders") in exchange for the options to purchase 200,000 shares of Common Stock of the Company that will be granted to each Founder at or prior to the Closing shall be subject to lock-up restrictions for a twenty-four (24) month period from the Closing Date upon the terms set forth in the form of Exhibit L (except with respect to the term of the lock-up period); provided that if a Founder is involuntarily terminated by the Company or Terayon during the seventy (70) day period following the Closing, the Founder may sell such number of Registrable Shares to the extent necessary to satisfy any tax resulting from the exercise of the options referenced in this Section 5.12(d).

       All certificates representing shares of Terayon Common Stock issued to Company Shareholders shall bear restrictive legends referencing the Securities Act, and the rules promulgated thereunder, and the lock-up periods set forth in Sections 5.12(a) through (d) above.

       5.13  Notification.

             (a) During the Pre-Closing Period, Terayon shall promptly notify the Company in writing of:

                                      36.

                  (i) the discovery by Terayon of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Terayon in this Agreement;

                  (ii) the discovery by Terayon of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Terayon in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (iii)  any breach of any covenant or obligation of Terayon;
and

                  (iv) the discovery by Terayon of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF TERAYON AND MERGER SUB.

       The obligations of Terayon and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

       6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Terayon in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date except for items specifically permitted by this Agreement or consented to in writing by Terayon (without giving effect to any update to the Disclosure Schedule; provided, however that any inaccuracy of a representation or warranty as of the Closing Date shall not be deemed an inaccuracy for purposes of this Section 6.1 to the extent such inaccuracy has resulted from the announcement of the Merger or from Terayon's activities related to the Company's operations between the date hereof and the Closing Date.

       6.2 Performance of Covenants. All of the covenants and obligations that the Company is are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects; provided however that any noncompliance or nonperformance that results from Terayon's activities related to the Company's operations between the date hereof and the Closing Date shall not constitute noncompliance or nonperformance by the Company for the purposes of this Section 6.2.

       6.3 Shareholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least (a) 90% of the shares of Company Common Stock entitled to vote with respect thereto, and (b) 90% of the shares of Preferred Stock entitled to vote with respect thereto.

                                      37.

       6.4 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Schedule 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect, other than those Consents that, if not obtained and in full force and effect, would not result in a Material Adverse Effect or would not prevent the consummation of the transactions contemplated hereunder.

       6.5 Agreements and Documents. Terayon and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

             (a) The Escrow Agreement in the form of Exhibit J, executed by the Escrow Agent, the Company Shareholders' Agent and the Company;

             (b) Employment Agreements in the form of Exhibit G, executed by the individuals identified on Exhibit F;

             (c) Noncompetition Agreements in the form of Exhibit H, executed by the individuals identified on Exhibit F;

             (d) the agreement referred to in Section 5.7, executed by certain Company Shareholders;

             (e) confidential invention and assignment agreements, reasonably satisfactory in form and content to Terayon, executed by all of the Company's
(i) employees (ii) former employees, (iii) consultants and independent contractors, and (iv) former consultants and former independent contractors who have not already signed such agreements (including the individuals identified in Schedule 2.9(f)(i) of the Disclosure Schedule); provided that no such agreements will be required of the Persons identified in clauses (ii), (iii) and (iv) whose jobs or services provided did not materially relate to the Company's Proprietary Assets.

             (f) estoppel certificates, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Terayon, executed by each of 188 Embarcadero Associates, LP and Martin CL Associates, LP (together, the "Landlords"); provided that no estoppel certificate is required if the Company has terminated its lease agreement with a Landlord;

             (g) a legal opinion of Wilson Sonsini Goodrich & Rosati, P.C., dated as of the Closing Date, in the form of Exhibit K;

             (h) a certificate executed by the Company's Chief Executive Officer and Director of Finance certifying that (1) each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and (2) that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.4 have been duly satisfied (the "Closing Certificate"); provided, however that any inaccuracy of a representation or warranty as of the Closing Date shall not be deemed an inaccuracy for purposes of this Section 6.5(h) to the extent such inaccuracy has resulted from the conversion discussed in Section 6.14, an action contemplated in Schedules 4.2(f), 4.2(g) and 4.2(h) of the Disclosure Schedule or Terayon's activities related to the Company's operations between the date hereof and the Closing Date; and

                                      38.

             (i) written resignations of all directors of the Company, effective as of the Effective Time; and

             (j) Shareholder lock-up agreements executed by the holders of at least ninety-two percent (92%) of the Company's equity securities in the form of Exhibit L.

       6.6 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.9(b).

       6.7 Permit; Compliance With (S)3(a)(10) of the Securities Act. The California Commissioner shall have issued a permit under Section 25121 of the California Corporations Code (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Corporations Code) for the issuance of the Terayon Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

       6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

       6.9  No Legal Proceedings.  Except with respect to matters referenced in
Section 9.2(a)(iv) of this Agreement, no Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Terayon of any material right pertaining to its ownership of stock of the Surviving Corporation.

       6.10 Employees. None of the individuals identified on Exhibit F, and no more than two of the individuals identified on Exhibit M, shall have ceased to be employed by, or expressed an intention to terminate their employment with, the Company.

       6.11 Termination of Employee Plans and Employment Agreements. The Company shall have provided Terayon with evidence, reasonably satisfactory to Terayon, as to the termination of the benefit plans (a) referred to in Section
5.10 and (b) the termination of each of the "Employment Agreements" defined in
Schedule 2.5(e) of the Disclosure Schedule.

       6.12 Fairness Opinion. Terayon shall have received from its financial advisor a written opinion that the consideration paid by Terayon pursuant to this Agreement is fair to Terayon and its stockholders from a financial point of view; provided that Terayon shall use commercially reasonable efforts to expedite the fairness opinion and in no way shall obstruct the delivery of the fairness opinion.

       6.13 Shareholder Approval of Parachute Payments. The Company shall have obtained the required shareholder approvals for any "parachute payments" (as defined in Section 280G of the Code) related to the transactions contemplated by or related to this Agreement, such that all of any such payments will be deductible by the Company or its successor.

                                      39.

       6.14 Conversion of Preferred Stock. The Company shall have obtained a Qualifying Consent (as defined in Section 4.5) with respect to the conversion of all outstanding shares of Preferred Stock, and all such outstanding Preferred Stock shall have been converted to Company Common Stock.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

       The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

       7.1 Accuracy of Representations. Each of the representations and warranties made by Terayon and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

       7.2 Performance of Covenants. All of the covenants and obligations that Terayon and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

       7.3 Documents. The Company shall have received (a) a legal opinion of Cooley Godward llp, dated as of the Closing Date, in the form of Exhibit N (b) a certificate executed by Terayon's Chief Executive Officer and Chief Financial Officer certifying that each of the representations and warranties in Section 3 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2, 7.4 and 7.5 have been duly satisfied and (c) the Escrow Agreement in the form of Exhibit J, executed by the Escrow Agent, Terayon and Merger Sub.

       7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

       7.5 Fairness Opinion. Terayon shall have received from its financial advisor a written opinion that the consideration paid by Terayon pursuant to this Agreement is fair to Terayon and its stockholders from a financial point of view.

       7.6 No Material Adverse Change. There shall have been no material adverse change in the financial condition, results of operations or assets of Terayon; provided that a decrease in the price of Terayon's Common Stock shall not constitute a material adverse change for purposes of this Section 7.6; and provided further that any material adverse change resulting from the announcement of the Merger shall not constitute a material adverse change for purposes of this Section 7.6.

                                      40.

       7.7 Permit; Compliance With (S)3(a)(10) of the Securities Act. The California Commissioner shall have issued a permit under Section 25121 of the California Corporations Code (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to Section 25142 of the California Corporations Code) for the issuance of the Terayon Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

SECTION 8.  TERMINATION.

       8.1   Termination Events.  This Agreement may be terminated prior to the
Closing:

             (a) by Terayon if Terayon reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Terayon or Merger Sub to comply with or perform any covenant or obligation of Terayon or Merger Sub set forth in this Agreement);

             (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Terayon);

             (c) by Terayon if the Closing has not taken place on or before September 15, 1999 (other than as a result of any failure on the part of Terayon to comply with or perform any covenant or obligation of Terayon set forth in this Agreement);

             (d) by the Company if the Closing has not taken place on or before September 15, 1999 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Terayon); or

             (e)  by the mutual consent of Terayon and the Company.

       8.2 Termination Procedures. If Terayon wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Terayon shall deliver to the Company a written notice stating that Terayon is terminating this Agreement and setting forth a brief description of the basis on which Terayon is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), the Company shall deliver to Terayon a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

       8.3   Effect of Termination.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Terayon shall be relieved of any obligation or liability arising from any prior material breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.4.

                                      41.

SECTION 9.   INDEMNIFICATION, ETC.

       9.1   Survival of Representations, Etc.

             (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Company Shareholders' Agent a Claim Notice (as defined in the Escrow Agreement) pursuant to the terms of the Escrow Agreement, then the claim asserted in such Claim Notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. All representations and warranties made by Terayon and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Terayon or Merger Sub with respect to such representations and warranties shall thereupon cease.

             (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

             (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

       9.2   Indemnification.

             (a) From and after the Effective Time (but subject to Section 9.1(a)), the Indemnitees may seek indemnification to the fullest extent permitted by law solely from the Escrow Fund for any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of:
(i) any inaccuracy in or breach of any representation or warranty set forth in
Section 2 or in the Closing Certificate; (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date; (iii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); (iv) any claim brought by any Person who was a prospective purchaser of the Company's Series D Preferred Stock and is not a securityholder of the Company as of the date hereof; or (v) any claim brought by Transamerica Business Credit Corporation ("Transamerica") as a result of the Company's termination of its negotiations regarding Transamerica's provision of a credit facility to the Company; provided, however that any inaccuracy of a representation or warranty or any breach of a covenant or obligation as of the Closing Date shall not be deemed an inaccuracy or a breach for purposes of clauses (ii) or (iii) above to the extent such inaccuracy or breach has resulted from Terayon's activities related to the Company's operations between the date hereof and the Closing Date.

                                      42.

             (b) The Company acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Terayon shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach; provided that the Company may only be liable to Terayon or the Surviving Corporation for such Damages.

       9.3 Threshold; Adjustments to Damages. The Indemnitees shall not be entitled to seek any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of the representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate (the "Damages Threshold"); provided, however that such Damages Threshold shall not apply to any Damages arising from claims made pursuant to Sections 9.2(a)(iv) above and Terayon shall be entitled to recover the entire amount of any Damages related to any claim made therein, and any amount recovered under Section 9.2(a)(iv) shall not be included for purposes of determining whether the Damages Threshold has been reached; and provided further that any amounts refunded to the Company or Terayon after the Closing by Transamerica in connection with the credit facility negotiations referred to in Section 9.2(a)(v) above shall be applied as a credit toward the Damages Threshold such that the total amount of Damages applied toward the Damages Threshold shall be reduced by the amount of any such refund. In addition, in the event that (i) the total amount of all Damages claimed exceeds the Damages Threshold and (ii) the Company or Terayon receives a refund from Transamerica in connection with the negotiations referred to in the preceding sentence, then the total amount of all Damages claimed shall be reduced by the amount of any such refund.

       9.4 Exclusive Remedy. From and after the Closing, recourse of Terayon to the Escrow Fund pursuant to the Escrow Agreement shall be the sole and exclusive remedy of Terayon and the other Indemnitees for monetary damages for any inaccuracy in or breach of any representation, warranty, covenant or other obligation contained in this Agreement.

       9.5 Defense of Third-Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Terayon or against any other Person) with respect to which any of the Indemnitees shall have the right to seek indemnification pursuant to this Section 9, Terayon shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own, except with respect to claims made pursuant to Section 9.2(a)(iv), for which the Company Shareholders shall have the right to proceed with the defense. If Terayon so proceeds with the defense of any such claim or Legal Proceeding:

             (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively out of the Escrow Fund;

                                      43.

             (b) Terayon shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Company Shareholders' Agent; provided, however, that such consent shall not be unreasonably withheld.

Terayon shall give the Company Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Terayon or the Surviving Corporation; provided, however, that any failure on the part of Terayon to so notify the Company Shareholders' Agent shall not limit any of the rights of the Indemnitees under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

       9.6 Exercise of Remedies by Indemnitees Other Than Terayon. No Indemnitee (other than Terayon or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Terayon (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10.  Miscellaneous Provisions.

       10.1 Company Shareholders' Agent. Gill Cogan is hereby designated as the Company Shareholders' Agent for purposes of Section 9 (the "Company Shareholders' Agent") and shall have the power and duties set forth in the Escrow Agreement. If the Company Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Company Shareholders, then the Company Shareholders holding a majority in interest of the capital stock of the Company shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Terayon of the identity of such successor. Any such successor shall become the "Company Shareholders' Agent" for purposes of Section 9 and this Section 10.1. If for any reason there is no Company Shareholders' Agent at any time, all references herein to the Company Shareholders' Agent shall be deemed to refer to the Company Shareholders.

       10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

       10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Terayon and its Representatives with respect to the Company's business (and the furnishing of information to Terayon and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by

                                      44.

this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

       10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

       10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Terayon:

               Terayon Communication Systems, Inc.
               2952 Bunker Hill Lane
               Santa Clara, CA  95954
               Fax:  (408) 727-6205
               Attention:  Chief Executive Officer

               with a copy to:

               Cooley Godward llp
               One Maritime Plaza, 20th Floor
               San Francisco, CA  94111
               Fax:  (415) 951-3699
               Attention:  Karyn R. Smith

          if to the Company:

               Imedia Corporation
               188 The Embarcadero, Suite 600
               San Francisco, CA  94105
               Fax:  (415) 975-8008
               Attention:  Chief Executive Officer

               with a copy to:

               Wilson Sonsini Goodrich & Rosati P.C.
               650 Page Mill Road
               Palo Alto, CA  94304
               Fax:  (650) 845-5000
               Attention:  Elizabeth R. Flint

       10.6  Time of the Essence.  Time is of the essence of this Agreement.

                                      45.

       10.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

       10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

       10.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

       10.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Terayon and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company Shareholders (to the extent set forth in Sections 1.5, 1.6, 1.9, 1.10, 3, 5.11, 5.13, 10.1 and 10.9, and to the extent they apply to Terayon, Sections 5.1, 5.2 and 5.5); the holders of substituted Company Options and assumed Company Warrants (to the extent set forth in Sections 1.5(b), 1.7, 1.9, 1.10, 3, 5.11, 5.13, 10.1 and 10.9 and to the extent they apply to Terayon, Sections 5.1, 5.2 and 5.5); Terayon; Merger Sub; the other Indemnitees (subject to Section 9.5); and the respective successors and assigns (if any) of the foregoing. None of the rights hereunder may be assigned by the Company without prior written consent of Terayon. Terayon may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

       10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

       10.12   Waiver.

               (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

               (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly

                                      46.

executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

       10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

       10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

       10.15 Parties in Interest. Except for the provisions of Section 9 and as set forth in Section 10.10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

       10.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Terayon and the Company on June 11, 1999 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

       10.17  Construction.

              (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

              (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

              (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

             [The Remainder of this Page Intentionally Left Blank]

                                      47.

     The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of the date first above written.

                                  Terayon Communication Systems, Inc.,
                                   a Delaware corporation

                                  By: /s/ Zaki Rakib
                                     -----------------------------------------

                                  Name: Zaki Rakib
                                       ---------------------------------------

                                  Title: Chief Executive Officer
                                        --------------------------------------

                                  Cherry Acquisition Corp.,
                                   a California corporation

                                  By: /s/ Zaki Rakib
                                     -----------------------------------------

                                  Name: Zaki Rakib
                                       ---------------------------------------

                                  Title: Chief Executive Officer
                                        --------------------------------------

                                  Imedia Corporation,
                                   a California corporation

                                  By: /s/ Peter van der Gracht
                                     -----------------------------------------

                                  Name: Peter van der Gracht
                                       ---------------------------------------

                                  Title: President and Chief Executive Officer
                                        --------------------------------------


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                SIGNATURE PAGE